Exhibit 10.1

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED

CONVERTIBLE NOTE PURCHASE AGREEMENT

among

TH INTERNATIONAL LIMITED

and

Tim Hortons Restaurants International GmbH

Dated June 9, 2026

Table of Contents

1.	Definitions and Interpretation.	1
1.1	Definitions.	1
1.2	Interpretation.	12
2.	Purchase and Sale of the Notes.	13
2.1	Purchase and Sale of the Notes.	13
2.2	Use of Proceeds.	15
2.3	Further Subscriptions	15
3.	Closing, Payment and Delivery.	15
3.1	Initial Closing.	15
3.2	Initial Closing Deliveries of the Company.	16
3.3	[Reserved].	16
3.4	Initial Closing Deliveries of THRI. .	16
3.5	Second Closing, Third Closing and Fourth Closing.	16
3.6	Second Closing, Third Closing and Fourth Closing Deliveries of the Company.	16
3.7	Second Closing, Third Closing and Fourth Closing Deliveries of THRI.	17
3.8	Assignment of Receivables	17
4.	Representations and Warranties of the Company.	18
4.1	Organization, Good Standing and Qualification.	18
4.2	Authorization; Enforceable Agreement..	18
4.3	Governmental Consents.	18
4.4	Capitalization.	19
4.5	Subsidiaries.	19
4.6	Financial Statements.	19
4.7	Valid Issuance.	20
4.8	Reports.	20
4.9	Absence of Changes.	20
4.10	Litigation and Proceedings.	20
4.11	Taxes.	21
4.12	Compliance with Laws.	21
4.13	Compliance with Other Instruments.	21
4.14	No Conflict.	22
4.15	Ranking of the Notes.	22
4.16	Security Documents.	22
4.17	International Trade; Anti-Corruption.	23
4.18	Money Laundering Laws.	24
4.19	No General Solicitation.	24
4.20	Offering; Exemption.	24
4.21	No Integrated Offering.	24
4.22	Solvency.	24
5.	Representations and Warranties of the Investor.	25
5.1	Organization.	25
5.2	Authorization; Enforceability..	25
5.3	Consents.	25
5.4	No Default or Violation.	25
5.5	Investor Status.	25

i

6.	Conditions to the Investor’s Obligations at Closings.	26
6.1	Conditions to each Closing	26
6.2	Additional Conditions to the Initial Closing.	29
6.3	Additional Conditions to the Second Closing.	29
6.4	Additional Conditions to the Third Closing.	30
6.5	Additional Conditions to the Fourth Closing.	30
6.6	No Obligation to Complete Subsequent Closings.	31
7.	Conditions to the Company’s Obligations at Closings.	31
7.1	Representations and Warranties.	31
7.2	Performance..	31
7.3	Orders.	32
8.	Covenants.	32
8.1	Reservation of Ordinary Shares; Issuance of Ordinary Shares; Blue Sky.	32
8.2	Transfer Taxes.	32
8.3	Confidentiality.	32
8.4	Further Assurances.	33
8.5	Registration Rights Agreement.	33
8.6	Listing on the SGX-ST.	33
8.7	Information Undertakings.	33
8.8	Minimum Liquidity.	34
8.9	Insurance. .	34
8.10	Equipment.	34
8.11	Material Contracts.	34
8.12	[****]	34
8.13	Investor’s Confidentiality Obligations on MNPI.	34
8.14	Substitute Financing.	35
9.	Transaction Expenses.	35
10.	Survival.	35
11.	Termination.	36
11.1	Termination.	36
11.2	Survival.	37
12.	Miscellaneous.	37
12.1	Governing Law; Waiver.	37
12.2	Jurisdiction.	37
12.3	No Third-Party Beneficiaries.	37
12.4	No Personal Liability of Directors, Officers, Owners, Etc.	38
12.5	Entire Agreement.	38
12.6	Notices.	38
12.7	Delays or Omissions..	38
12.8	Amendments and Waivers.	38
12.9	Counterparts.	38
12.10	Severability	38

Exhibit A – Form of the Amendment to the Special Voting Share Certificate of Designation

Exhibit B – Form of New Registration Rights Agreement

Exhibit C – Form of Compliance Certificate

Exhibit D – Form of Calculation Certificate

Schedule 1 – [Reserved]

Schedule 2 – Addresses for Notice

Schedule 3 – Form of List of Assigned Receivables

ii

CONVERTIBLE NOTE PURCHASE AGREEMENT

This Convertible Note Purchase Agreement is entered into as of June 9, 2026, by and among (i) TH INTERNATIONAL LIMITED, an exempted company with limited liability incorporated under the Laws of the Cayman Islands with registration number 336092 (the “Company”) and (ii) Tim Hortons Restaurants International GmbH, a private limited liability company (Gesellschaft mit beschränkter Haftung) organized and existing under the laws of Switzerland (“THRI” or the “Investor”).

WHEREAS, on the terms and conditions set forth in this Agreement, the Company desires to issue and sell, and the Investor desires to purchase, the floating rate senior secured convertible notes due 2029 (the “Notes” which shall include the Initial Tranche of Notes, the Second Tranche of Notes, the Third Tranche of Notes and the Fourth Tranche of Notes (each as defined below)) in four separate tranches, each to be consolidated and form a single class with the existing U.S.$89,922,201 floating rate senior secured convertible notes due 2029 issued by the Company on December 2, 2025 (the “Original Notes”). The Notes are to be issued pursuant to the indenture dated December 2, 2025 (the “Indenture”) between, the Company and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”). Upon issuance, the Notes will be consolidated and form a single series with, and will rank pari passu with, the Original Notes.

WHEREAS, the Notes will also be secured by and have the benefit of a share charge (the “Share Charge”) and a debenture (the “Debenture”), each between the Company and Wilmington Savings Fund Society, FSB, as security agent (the “Security Agent”) and dated December 2, 2025, pursuant to which the holders of the Notes will share equal priority in and to the collateral securing, or purposing to be securing, directly or indirectly, the Notes pursuant to the Share Charge and the Debenture (the “Collateral”). The Share Charge and the Debenture are referred to herein collectively as the “Security Documents.” The Share Charge and the Debenture evidence or create a security interest in any or all of the Collateral, in favor of the Security Agent for the benefit of the holders of the Notes. The Notes will be secured by a valid and enforceable perfected first priority security interest shared on a pari passu basis among holders of the Notes (subject to certain permitted liens and exceptions as set forth in the Indenture) in the Collateral;

WHEREAS, in connection with such purchase and sale, the Company and the Investor desire to make certain representations and warranties and enter into certain agreements.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound by this Agreement, the parties agree as follows:

1.	Definitions and Interpretation.

1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“6M 2026 Target” means [****] Tim Hortons® Restaurants (as defined in the MDA), being the cumulative opening target to be achieved on or prior to June 30, 2026.

“9M 2026 Target” means [****] Tim Hortons® Restaurants (as defined in the MDA), being the cumulative opening target to be achieved on or prior to September 30, 2026.

“Action” means any action, suit, audit, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Alternative Investor Funding” means any debt or equity capital provided to the Company or any of its Subsidiaries by any Person other than THRI or any of its Affiliates that is intended to satisfy all or any portion of the funding requirements of the Turnaround Plan.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.

“Agreement” means this Convertible Note Purchase Agreement, as it may be amended, restated, or otherwise modified from time to time, together with all exhibits, schedules, and other attachments thereto.

“Amendment to the Special Voting Share Certificate of Designation” means an amendment or amended and restated certificate of designation of Series A-2 Convertible Preferred Shares and Class A-1 Special Voting Share, substantially in the form attached hereto as Exhibit A, to be dated on or as of the Initial Closing Date.

“Anti-Corruption Laws” means the PRC Anti-Unfair Competition Law, the anti-bribery provisions of the PRC Criminal Law, the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the United Kingdom Bribery Act 2010 and any other applicable anti-bribery or anti-corruption Laws.

“Articles” means the Company’s Amended and Restated Memorandum and Articles of Association adopted by special resolution dated March 9, 2022 and effective on September 28, 2022.

“Assigned Receivables” means the receivables owed by the Company to THRI that are due but unpaid as of 5:00pm (Hong Kong time) on the day falling one Business Day prior to the applicable Closing Date, which are particularly identified and described by the Company and THRI in the applicable List of Assigned Receivables to be delivered by the Company to THRI on or before the applicable Closing Date substantially in the form set out in Schedule 3 hereto.

“Assigned Receivables Value” means the aggregate face value of the Assigned Receivables set forth in the List of Assigned Receivables.

“Assignment” shall have the meaning set forth in Section 3.8.

“Board” shall mean the Board of Directors of the Company.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York, Hong Kong, the People’s Republic of China or the Cayman Islands are authorized or required by Law to remain closed.

“Cash Monitoring Agent” means PricewaterhouseCoopers or such other Person as THRI may approve in writing.

“Cash Monitoring Arrangements” means the engagement by the Company and its Subsidiaries of the Cash Monitoring Agent, and the implementation by the Cash Monitoring Agent, together with the Company and its Subsidiaries, of a cash monitoring arrangement, in form and substance satisfactory to THRI, including a rolling cash flow forecasting and weekly cash flow monitoring framework pursuant to which spending requests are reviewed against the agreed cash flow forecast, the status of bank debt and Trade Payables is tracked, and weekly variance and risk reporting is prepared.

“CFA” means the company franchise agreement, originally dated as of March 31, 2018, as amended from time to time, entered by and among others, Tim Hortons Restaurants International GmbH, TH Hong Kong International Limited, and certain franchisees of the Company.

“Closings” means the Initial Closing, the Second Closing, the Third Closing and the Fourth Closing.

“Closing Date” means the Initial Closing Date, the Second Closing Date, the Third Closing Date, or the Fourth Closing Date, as the context requires.

“Code” means the Internal Revenue Code of 1986.

“Collateral” shall have the meaning set forth in the recitals of this Agreement.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Contracts” means any legally binding contracts, agreements, licenses, subcontracts, leases, subleases, franchise and other commitment.

“Control” of a Person means (a) ownership of more than 50% of the shares in issue or other equity interests or registered capital of such Person or (b) the power to direct the management or policies of such Person, whether through ownership or voting proxy of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, as general partner or managing member, as trustee or executor, through contractual arrangements or otherwise.

“Conversion Shares” means the Ordinary Shares issuable upon conversion of the Notes purchased under this Agreement.

“CSRC” means the China Securities Regulatory Commission.

“CSRC Post-issue Filing” means requisite information and documents to be filed with CSRC within the relevant prescribed timeframes after each Closing Date in respect of the Notes in accordance with CSRC applicable filing rules, which for the avoidance of doubt, includes the initial CSRC Post-issue filing and compliance with the continuing obligations under the CSRC applicable filing rules and any implementation rules as issued by the CSRC from time to time.

[****]

“Debenture” means the debenture dated December 2, 2025 between the Company and the Security Agent.

“Enforcement Action” means any action of any kind to (i) demand payment, declare prematurely due and payable or otherwise seek to accelerate payment of or place on demand all or any debt, liability or obligation, or (ii) recover all or any part of any debt, liability or obligation, (iii) exercise or enforce any right under any agreement or any right in respect of any Lien, in each case granted in relation to (or given in support of) all or any part of any debt, liability or obligation (including under any Lien) against the Company or any Subsidiary of the Company, (iv) petition for (or take or support any other step which may lead to) an Insolvency Event in relation to the Company or any Subsidiary of the Company, or (v) sue, claim or bring any legal, arbitration or other proceedings against the Company or any Subsidiary of the Company.

“Equity Securities” means, with respect to any Person, (i) any shares, shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person (including debt securities) convertible into or exchangeable or exercisable for any shares, shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares, shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, and (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights (including, for the avoidance of doubt, interests with respect to an employee share ownership plan) issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares, shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Fourth Closing” means the closing of the purchase and sale of the Fourth Tranche of Notes pursuant to Sections 2.1(b), 3.5, 3.6 and 3.7.

“Fourth Closing Date” means January 15, 2027, or if such day is not a Business Day, the immediately succeeding Business Day.

“Fourth Tranche KPI Milestones” means the KPI milestones set forth in the Turnaround Plan as conditions to the Fourth Closing.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, applied on a consistent basis.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any individual acting in an official capacity for or on behalf of any such Governmental Authority, department, agency or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

[****]

“Indenture” shall have the meaning set forth in the recitals of this Agreement.

“Information” shall have the meaning set forth in Section 8.3.

“Initial Closing” shall have the meaning set forth in Section 3.1.

“Initial Closing Date” means (a) the date falling five (5) Business Days after the date on which the Company obtains the NDRC Filing Certificate, and (b) in any event, no later than July 31, 2026 (or such later date as THRI may agree in writing in its sole discretion).

“Interest Payment Date” shall have the meaning set forth in the Indenture.

“Insolvency Event” means any corporate action, legal proceeding or other proceeding or step is taken in relation to (i) the suspension of payments, a moratorium of indebtedness, bankruptcy, liquidation, winding-up, dissolution, administration, judicial management, rehabilitation or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), (ii) a composition, compromise, assignment or arrangement with any creditor for reasons of actual financial difficulty of such entity, (iii) the appointment of a liquidator, receiver, receiver and manager, administrative receiver, judicial manager, trustee, compulsory administrator, provisional liquidator or other similar officer, or (iv) any analogous procedure or step is taken in any jurisdiction in respect of the Company or any Subsidiary of the Company.

“Investor” shall have the meaning set forth in the preamble of this Agreement.

[****]

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lien” means any mortgage, charge, deed of trust, pledge, license, hypothecation, encumbrance, easement, security interests, or other lien of any kind (other than, in the case of a security, any restriction on transfer of such security arising under Securities Laws).

“Material Adverse Effect” means an effect, development, circumstance, fact, change or event (collectively, “Effects”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (x) the Company and its Subsidiaries (taken as a whole) or the results of operations or financial condition of the Company and its Subsidiaries, in each case, taken as a whole or (y) the ability of the Company and its Subsidiaries to consummate the Transactions; provided, however, that, solely with respect to the foregoing clause (x), in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof, in each case after the date hereof; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change affecting any of the industries in which the Company and its Subsidiaries operate or the economy as a whole; (d) any epidemic, pandemic or disease outbreak; (e) the announcement or the execution of this Agreement and the pendency of the Transactions; (f) any action taken or not taken at the written request of the Investor or, if reasonably sufficient information is provided to the Investor in advance to determine whether a Material Adverse Effect would reasonably be expected to occur, any action taken or not taken that is consented to in writing by Investor; (g) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; (h) any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions; (i) any failure of the Company or its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans (provided, however, that this clause (i) shall not prevent a determination that any Effect underlying such failure has resulted in a Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Material Adverse Effect)); or (j) any action taken by the Investor or its Affiliates; provided, further, that any Effect referred to in clauses (a), (b), (c), (d), (g) or (h) above may be taken into account in determining if a Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the Company and its Subsidiaries or the results of operations or financial condition of the Company and its Subsidiaries, in each case, taken as a whole, relative to other similarly situated businesses in the industries in which the Company and its Subsidiaries operate.

“Material Contract” means any written or other agreement, contract, instrument, undertaking, commitment, license, lease, franchise or other legally binding arrangement (including any amendment, restatement, supplement or modification thereto) which involves an aggregate consideration, liabilities, expenditures or revenues in excess of US$15,000,000 (or its foreign currency equivalent) in any twelve-month period, or the breach, non-performance, termination or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Minimum Liquidity Requirement” shall have the meaning set forth in Section 8.8.

“MDA” means the Amended and Restated Master Development Agreement, dated as of August 13, 2021, by and among the Company, Tim Hortons Restaurants International GmbH, and TH Hong Kong International Limited, as amended from time to time.

“MNPI” means any information which, if publicly available, would have a material effect on the price or market for the securities of the Company or have material effect on the decision by a reasonable investor to buy and/or sell any securities of the Company, or is price-sensitive information, inside information or information that would otherwise restrict, prevent or prohibit a recipient and/or a recipient’s Representatives from trading any securities of the Company under applicable insider-dealing or market abuse laws or regulations or principles of conduct in any jurisdiction or pursuant to any other applicable laws or regulations.

“Money Laundering Laws” means applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986 and all money laundering-related Laws of all jurisdictions where the Company or its Subsidiaries conduct business or own assets, and any related or similar Law issued, administered or enforced by any competent Governmental Authority with jurisdiction over the Company and its Subsidiaries.

“Notes” shall have the meaning set forth in the recitals of this Agreement.

“Notes Purchase Price” means, as applicable, the Initial Notes Purchase Price, the Second Notes Purchase Price, the Third Notes Purchase Price or the Fourth Notes Purchase Price.

“NDRC” means the National Development and Reform Commission of PRC.

“NDRC Filing Certificate” means the Enterprise Foreign Debt Review and Registration Certificate (《企业借用外债審核登记证明》) to be obtained in respect of the issue of the Notes from the NDRC in accordance with NDRC Order 56.

“NDRC Order 56” means the Administration Measures for the Examination and Registration of Medium and Long-term Foreign Debt of Enterprises (企业中长期外债审核登记管理办法(国家发展和改革委员会令第56号) issued by the NDRC with effect from February 10, 2023.

“NDRC Post-issue Filing” means filing of requisite information and documents within ten PRC Business Days after each Closing Date in accordance with NDRC Order 56 issued by the NDRC with effect from February 10, 2023 and to comply with all applicable PRC laws and regulations in relation to the issue of the Notes. For the purposes of this Agreement, PRC Business Days shall mean a day (other than a Saturday, Sunday or public holiday) on which commercial banks are open for general business in the PRC.

“Ordinary Shares” means ordinary shares of the Company with par value of US$0.0000469793497033866 per share.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation, registration or organization, bylaws, memorandum and articles of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person.

“Original Issue Date” means December 2, 2025.

“Permitted Exceptions” means (a) any restrictions on transfer imposed by state or federal Securities Laws, (b) any restrictions on transfer set forth in this Agreement or (c) Liens created by or resulting from actions of THRI or any of its Affiliates.

“Permitted Affiliates” means, with respect to the Investor, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Investor.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business that relate to amounts (A) not yet delinquent or that are being contested in good faith through appropriate Actions and (B) for which appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) with respect to any real property leased by the Company (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Lien permitted under such lease, (v) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that are matters of record or would be discovered by a current, accurate survey or physical inspection of such real property, in all cases, that do not materially impair the value or materially interfere with the present uses of such real property, (vi) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole, (vii) non- exclusive licenses or sublicenses of intellectual property entered into in the ordinary course of business, (viii) Liens that secure obligations that are reflected as liabilities on the audited financial statements of the Company included or incorporated by reference in the SEC Reports (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to the financial statements of the Company), (ix) Liens securing any indebtedness of the Company or its Subsidiaries, (x) Liens arising under applicable Securities Laws, and (xi) with respect to an entity, Liens arising under the Organizational Documents of such entity.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a company, a corporation, a trust, an unincorporated organization, any other entity or any government or any department or agency thereof.

“PRC” or “China” means the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Representative” means, with respect to a party, its Affiliates, its or its Affiliates’ respective directors, officers, employees, members, lenders, accountants, auditors, professional advisors, attorneys, in each case to the extent that such person requires such information to provide its requisite services to the party.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) His Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; (d) the European Union or (e) PRC; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury of the United Kingdom or (v) PRC.

“SEC” shall mean the U.S. Securities and Exchange Commission or any other U.S. federal agency then administering the Securities Act or Exchange Act.

“Second Closing” means the closing of the purchase and sale of the Second Tranche of Notes pursuant to Sections 2.1(b), 3.5, 3.6 and 3.7.

“Second Closing Date” means August 15, 2026, or if such day is not a Business Day, the immediately succeeding Business Day.

“SEC Reports” shall have the meaning set forth in Section 4.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Securities Laws” means the securities Laws of any Governmental Authority and the rules and regulations promulgated thereunder (including the Securities Act and the Exchange Act and the rules and regulations thereunder).

“Security Agent” shall have the meaning set forth in the recitals of this Agreement.

“Security Documents” shall have the meaning set forth in the recitals of this Agreement.

“SGX-ST” means Singapore Exchange Securities Trading Limited.

“Share Charge” means the share mortgage dated December 2, 2025 between the Company and the Security Agent over the issued shares of TH Hong Kong International Limited.

“Solvent” shall have the meaning set forth in Section 4.22.

“Subsequent Closings” means, collectively, the Second Closing, the Third Closing, and the Fourth Closing; and each, a “Subsequent Closing”.

“Subsidiary” means, with respect to a Person, any corporation, company or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which (a) such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, company or other organization, (b) such Person directly or indirectly possesses the right to elect a majority of directors or others performing similar functions with respect to such corporation, company or other organization, or (c) such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Tax” or “Taxes” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, social security or national health insurance), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, escheat or unclaimed property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge, in each case imposed by any Governmental Authority, together with any interest, indexation, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority.

“Tax Certificate” means that certain Tax Certificate issued by the State Taxation Administration (“STA”) of the People’s Republic of China or its competent local branch acknowledging that the Company has withheld, as agent for the STA, an amount with respect to payments from the Company to THRI for royalties owned under the Franchise Agreements as set forth under the category “CFA Receivables” in the List of Assigned Receivables which shall name THRI as the person on behalf of whom the Taxes were withheld and be in a form that will entitle THRI to use such certificate as evidence to the Swiss Tax Authority of foreign paid taxes pursuant to the “Agreement Between The Swiss Federal Council and The Government Of The People’s Republic Of China For The Avoidance Of Double Taxation With Respect To Taxes On Income And On Capital”, as may be amended from time to time.

“Tax Returns” means any and all returns, reports, documents, declarations, claims for refund, tax shelter disclosure statements, election or information returns, filings or statements, reports and forms relating to Taxes filed or required to be filed with any Tax authority or any other Person, including any schedule or attachment thereto or any amendment thereof.

“Third Closing” means the closing of the purchase and sale of the Third Tranche of Notes pursuant to Sections 2.1(b), 3.5, 3.6 and 3.7.

“Third Closing Date” means October 15, 2026, or if such day is not a Business Day, the immediately succeeding Business Day.

“Third Tranche KPI Milestones” means the KPI milestones set forth in the Turnaround Plan as conditions to the Third Closing.

“Total Debt” means, as of any date of determination, the amount of interest-bearing borrowings, of the Company and its Subsidiaries, on a consolidated basis.

“Total Debt and Payables” means, as of any date of determination, the aggregate amount of (i) the Total Debt and (ii) Trade Payables, in each case, of the Company and its Subsidiaries, on a consolidated basis.

“Total Investment Amount” means the aggregate of the Initial Notes Purchase Price, the Second Notes Purchase Price, the Third Notes Purchase Price and the Fourth Notes Purchase Price, which shall not exceed US$55,000,000 and, unless reduced in accordance with Section 2.1, shall equal US$55,000,000.

“Trade Control” shall have the meaning set forth in Section 4.17(a).

“Trade Payables” means, with respect to any Person, any accounts payable to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services and other accrued ordinary-course current liabilities.

“Tranche Closing” means any of the Initial Closing, the Second Closing, the Third Closing or the Fourth Closing.

“Transaction” means the purchase and sale of the Notes and the execution of the Amendment to the Special Voting Share Certificate of Designation.

“Transaction Documents” means this Agreement, the Indenture, the Share Charge, the Debenture, the Notes, the Amendment to the Special Voting Share Certificate of Designation, the MDA, the CFA, and any other agreement, certificate or other document to be entered into or delivered pursuant to the terms hereof.

“Treasury Regulations” means the income tax regulations promulgated under the Code.

“Trustee” shall have the meaning set forth in the recitals of this Agreement.

“Turnaround Plan” means the turnaround plan adopted by the Company and approved by THRI prior to August 10, 2026, which shall include, among other things, the applicable KPI milestones and the Second Notes Purchase Price, the Third Notes Purchase Price and the Fourth Notes Purchase Price, in each case subject to Section 2.1. The Turnaround Plan is intended to constitute a comprehensive turnaround and operating plan for the Company and its Subsidiaries and, without limitation, shall set out in reasonable detail the operational, commercial, financial, development and organizational assumptions, objectives, milestones, initiatives and targets for the Company and its Subsidiaries, including, as applicable, (a) sales and brand metrics, including same-store sales growth, same-store transaction growth, minimum advertising fund spend percentages, brand health tracking, validated brand positioning and campaign return on investment, (b) profitability metrics, including the percentage of profitable stores, four-wall EBITDA per store, corporate EBITDA and store payback periods, (c) development metrics and initiatives, including development strategy and execution, closure of underperforming stores, sub-franchisee health and new store quality metrics (including average restaurant sales, profitability and payback relative to site pack assumptions), and (d) organizational and personnel milestones, including the hiring of director-level and more senior positions and the retention of key personnel.

1.2 Interpretation. Unless the context otherwise requires:

(a) Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.

(b) Gender and Number. All words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(c) Headings. Headings, titles and subtitles are included for convenience only and shall not affect the construction or interpretation of any provision of this Agreement.

(d) Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(e) References. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes or any rules or regulations promulgated under such statutes. The term “party” or “parties” shall mean a party to or the parties to this Agreement unless the context requires otherwise. All references in this Agreement to “dollars” or “$” shall mean United States dollars. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day. The word “day”, unless otherwise indicated, shall be deemed to refer to a calendar day.

(f) Drafting and Negotiation. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(g) Determinations. Any determination by THRI as to whether any condition precedent, milestone, key performance indicator, target, requirement or other matter set forth in this Agreement has been satisfied, including any KPI milestones, cumulative opening targets, Turnaround Plan milestones, use of proceeds compliance requirement or other condition to any Tranche Closing, shall be made by THRI in its sole discretion and shall be final, conclusive and binding on the Company, and the Company shall not challenge or dispute any such determination.

(h) Information. THRI shall be entitled to rely conclusively on any information, report, certificate, financial statement or other material delivered by or on behalf of the Company in making any determination under this Agreement and shall have no obligation to independently verify any such information. THRI may, in its sole discretion, request such additional information, supporting detail or verification as it considers appropriate in connection with any determination under this Agreement, and the failure of the Company to provide the same to THRI’s satisfaction shall be deemed to result in the relevant condition not being satisfied.

(i) Certificates. No certificate, report or confirmation delivered by or on behalf of the Company, including any certificate of the Chief Executive Officer or Chief Financial Officer, shall be conclusive as to the satisfaction of any condition, and THRI shall be entitled to make its own independent determination in accordance with this Agreement.

(j) Tranche Closings. THRI shall have no obligation to consummate any Tranche Closing unless it determines, in its sole discretion, that all applicable conditions to such Tranche Closing have been satisfied or waived, and no prior Tranche Closing shall create any obligation or expectation that any subsequent Tranche Closing will occur.

(k) Writing. References to writing and written include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

(l) Language. This Agreement is drawn up in the English language.

2.	Purchase and Sale of the Notes.

2.1 Purchase and Sale of the Notes.

(a)	On the terms and conditions set forth in this Agreement, the Investor agrees to purchase from the Company, and the Company agrees to issue, sell and deliver to the Investor, at the Initial Closing, the Notes (the “Initial Tranche of Notes”) for a purchase price (the “Initial Notes Purchase Price”) of US$15,800,000, which shall equal the total sum of (i) an issue price of 100% of the principal amount of the Initial Tranche of Notes, and (ii) the accrued interest from (and including) the Original Issue Date or the immediately preceding Interest Payment Date (whichever is more recent) to (but excluding) the Initial Closing Date, in the manner agreed in Section 3 below at the Initial Closing.

(b)	On the terms and conditions set forth in this Agreement, the Investor agrees to purchase from the Company, and the Company agrees to issue, sell and deliver to the Investor, at the respective Subsequent Closings:

(A)	provided the Initial Tranche of Notes were issued and purchased, the Notes (the “Second Tranche of Notes”) for a purchase price (the “Second Notes Purchase Price”) equal to the amount set forth in the Turnaround Plan for the Second Tranche of Notes, which amount shall not exceed US$15,000,000 and which shall equal the total sum of (i) an issue price of 100% of the principal amount of the Second Tranche of Notes, and (ii) the accrued interest from (and including) the Original Issue Date or the immediately preceding Interest Payment Date (whichever is more recent) to (but excluding) the Second Closing Date;

(B)	provided the Second Tranche of Notes were issued and purchased, the Notes (the “Third Tranche of Notes”) for a purchase price (the “Third Notes Purchase Price”) equal to the amount set forth in the Turnaround Plan for the Third Tranche of Notes, which amount shall not exceed US$15,000,000 and which shall equal the total sum of (i) an issue price of 100% of the principal amount of the Third Tranche of Notes, and (ii) the accrued interest from (and including) the Original Issue Date or the immediately preceding Interest Payment Date (whichever is more recent) to (but excluding) the Third Closing Date; and

(C)	provided the Third Tranche of Notes were issued and purchased, the Notes (the “Fourth Tranche of Notes” and, together with the Second Tranche of Notes and the Third Tranche of Notes, the “Subsequent Tranches of Notes”) for a purchase price (the “Fourth Notes Purchase Price”) equal to the amount set forth in the Turnaround Plan for the Fourth Tranche of Notes, which amount shall not exceed US$9,200,000 and which, together with the Initial Notes Purchase Price, the Second Notes Purchase Price and the Third Notes Purchase Price, shall not exceed the Total Investment Amount, and which shall equal the total sum of (i) an issue price of 100% of the principal amount of the Fourth Tranche of Notes, and (ii) the accrued interest from (and including) the Original Issue Date or the immediately preceding Interest Payment Date (whichever is more recent) to (but excluding) the Fourth Closing Date.

(c)	Notwithstanding anything to the contrary in this Agreement, (i) the aggregate of the Second Notes Purchase Price, the Third Notes Purchase Price and the Fourth Notes Purchase Price shall be US$39,200,000 unless reduced in accordance with this Section 2.1(c), and (ii) the Second Notes Purchase Price, the Third Notes Purchase Price and/or the Fourth Notes Purchase Price may be reduced, but not increased, and only with the prior written approval of THRI, in its sole discretion, and only (x) by written agreement of the Company and THRI that the Turnaround Plan requires less capital or (y) on a dollar-for-dollar basis by the amount of Alternative Investor Funding that has been irrevocably committed or funded to the Company or any of its Subsidiaries and that satisfies all or any portion of the funding requirements of the Turnaround Plan; provided that, if such Alternative Investor Funding ranks pari passu with or senior to the Notes, the relevant investor and such Alternative Investor Funding shall also have been approved by THRI in writing.

(d)	Any reduction pursuant to Section 2.1(c)(ii) above shall be applied to the Notes Purchase Price for the next Tranche of Notes to be issued following the date on which such reduction is agreed or approved and, to the extent the amount of such reduction exceeds such Notes Purchase Price, the remaining amount of such reduction shall be applied to the Notes Purchase Price for the immediately following Tranche of Notes thereafter, and so on, unless the Company and THRI otherwise agree in writing.

(e)	Once the Turnaround Plan has been adopted by the Company and approved by THRI, and subject to any reduction permitted by Section 2.1(c)(ii) above, the Company shall be obligated to issue the applicable Tranche of Notes for the applicable Notes Purchase Price specified in the Turnaround Plan.

(f)	Calculation Certificate. No later than three (3) Business Days prior to the Initial Closing Date and each Subsequent Closing Date, the Company shall deliver to THRI a certificate (the “Calculation Certificate”), substantially in the form attached hereto as Exhibit D, setting out in reasonable detail the calculation of the principal amount, accrued interest and applicable Notes Purchase Price for the applicable Tranche of Notes, including the accrual period start and end dates, the SOFR IndexStart date, the SOFR IndexEnd date, the applicable 30/360 day-count fraction and such other supporting calculation details as THRI may reasonably request, in each case calculated in accordance with the Indenture and this Agreement.

2.2 Use of Proceeds. The Company shall apply all cash proceeds from the issuance of the Notes towards (a) (if applicable) the payment of all amounts owed to THRI and its affiliates pursuant to the MDA and the CFA, (b) the repayment of certain PRC working capital facilities, (c) funding the working capital or operating expenditure requirements of the Company and its Subsidiaries (including the payment of the costs and expenses incurred by the Company in connection with the negotiation, drafting and execution of all Transaction Documents), and (d) capital expenditure, in each case in accordance with one or more written use of proceeds plans, budgets or other written summaries delivered by the Company to THRI and approved by THRI in writing. For the avoidance of doubt, nothing in this Section 2.2 shall require THRI to approve each individual disbursement or payment made by the Company or any of its Subsidiaries, provided that all such disbursements and payments shall be consistent in all respects with the use of proceeds plans, budgets or other written summaries approved by THRI.

2.3 Further Subscriptions. For so long as THRI holds any Original Notes or any Notes issued under this Agreement, the Company shall not issue any Notes to any Person other than THRI or its Permitted Affiliates without THRI’s prior written consent.

3.	Closing, Payment and Delivery.

3.1 Initial Closing. The consummation of the purchase and sale of the Initial Tranche of Notes (the “Initial Closing”) shall, unless this Agreement is terminated pursuant to Section 11.1, take place electronically on the Initial Closing Date, provided that the conditions set forth in Section 6 applicable to the Initial Closing shall have been satisfied or waived in writing by THRI, and the conditions set forth in Section 7 applicable to the Initial Closing shall have been satisfied or waived in writing by the Company, in each case, on or prior to such date. If the Initial Closing has not occurred on or prior to July 31, 2026, THRI shall have no obligation to consummate the Initial Closing unless THRI otherwise agrees in writing in its sole discretion.

3.2 Initial Closing Deliveries of the Company. On the Initial Closing Date, the Company shall issue the Initial Tranche of Notes and procure the entry in the register of Noteholders of the names of the persons designated by the Investor to be the holders of the Initial Tranche of Notes and will deliver to the Trustee or its order, in such place as the Trustee may require, the duly executed and authenticated Global Note representing the aggregate principal amount of the Initial Tranche of Notes (the “Initial Global Note”). Delivery of the Initial Global Note and completion of the register of Noteholders shall constitute the issue and delivery of the Initial Tranche of Notes. The Initial Global Note shall be registered in the name of The Depository Trust Company (the “Depositary”) or Cede & Co., as its nominee and deposited with the Trustee as custodian for the Depositary.

3.3 [Reserved].

3.4 Initial Closing Deliveries of THRI. At the Initial Closing and against such delivery of the Initial Tranche of Notes by the Company in accordance with Section 3.2, THRI will pay or cause to be paid to the Company its Initial Notes Purchase Price for its Notes by delivering: (a) the Assigned Receivables and (b) immediately available funds by wire transfer to an account designated by the Company on or prior to the date hereof in an amount equal to the Initial Notes Purchase Price less the cash consideration of the Assigned Receivables as provided in the List of Assigned Receivables.

3.5 Second Closing, Third Closing and Fourth Closing. Unless this Agreement is terminated pursuant to Section 11.1, each of the Second Closing, the Third Closing and the Fourth Closing, if applicable, shall occur on the applicable Second Closing Date, Third Closing Date or Fourth Closing Date, as the case may be, provided that (i) the conditions set forth in Section 6 applicable to such closing shall have been satisfied or waived in writing by THRI, and the conditions set forth in Section 7 applicable to such closing shall have been satisfied or waived in writing by the Company, in each case, on or prior to such date, and (ii) THRI has confirmed in writing on or prior to such date that such conditions have been satisfied or waived and that such Closing shall occur. The Company shall have no right to require THRI to consummate any such Closing unless and until THRI has delivered such written confirmation. At each Closing, the Company shall deliver the applicable Global Note together with the Company Order required by Section 2.02(B) of the Indenture requesting authentication and delivery thereof to THRI and/or the Depositary, as applicable.

3.6 Second Closing, Third Closing and Fourth Closing Deliveries of the Company.

(a)	On the Second Closing Date, the Company shall issue the Second Tranche of Notes and procure the entry in the register of Noteholders of the names of the persons designated by the Investor to be the holders of the Second Tranche of Notes and will deliver to the Trustee or its order, in such place as the Trustee may require, the duly executed and authenticated Global Note representing the aggregate principal amount of the Second Tranche of Notes (the “Second Global Note”). Delivery of the Second Global Note and completion of the register of Noteholders shall constitute the issue and delivery of the Second Tranche of Notes. The Second Global Note shall be registered in the name of the Depositary or Cede & Co., as its nominee and deposited with the Trustee as custodian for the Depositary.

(b)	On the Third Closing Date, the Company shall issue the Third Tranche of Notes and procure the entry in the register of Noteholders of the names of the persons designated by the Investor to be the holders of the Third Tranche of Notes and will deliver to the Trustee or its order, in such place as the Trustee may require, the duly executed and authenticated Global Note representing the aggregate principal amount of the Third Tranche of Notes (the “Third Global Note”). Delivery of the Third Global Note and completion of the register of Noteholders shall constitute the issue and delivery of the Third Tranche of Notes. The Third Global Note shall be registered in the name of the Depositary or Cede & Co., as its nominee and deposited with the Trustee as custodian for the Depositary.

(c)	On the Fourth Closing Date, the Company shall issue the Fourth Tranche of Notes and procure the entry in the register of Noteholders of the names of the persons designated by the Investor to be the holders of the Fourth Tranche of Notes and will deliver to the Trustee or its order, in such place as the Trustee may require, the duly executed and authenticated Global Note representing the aggregate principal amount of the Fourth Tranche of Notes (the “Fourth Global Note”). Delivery of the Fourth Global Note and completion of the register of Noteholders shall constitute the issue and delivery of the Fourth Tranche of Notes. The Fourth Global Note shall be registered in the name of the Depositary or Cede & Co., as its nominee and deposited with the Trustee as custodian for the Depositary.

3.7 Second Closing, Third Closing and Fourth Closing Deliveries of THRI. At each of the Second Closing, the Third Closing and the Fourth Closing and against such delivery of the Second Tranche of Notes, the Third Tranche of Notes or the Fourth Tranche of Notes, as the case may be, by the Company in accordance with Section 3.6, THRI will pay or cause to be paid to the Company its Second Notes Purchase Price, Third Notes Purchase Price or Fourth Notes Purchase Price, as the case may be, for such Notes by delivering: (a) the Assigned Receivables and (b) immediately available funds by wire transfer to an account designated by the Company on or prior to the date hereof in an amount equal to the applicable Notes Purchase Price less the cash consideration of the applicable Assigned Receivables as provided in the List of Assigned Receivables at the applicable Closing.

3.8 Assignment of Receivables. (a) In accordance with Section 3.4 and 3.7 above, effective as of the applicable Closing, THRI does hereby unconditionally, irrevocably and absolutely assign, transfer, convey and deliver to the Company, and the Company does hereby accept from THRI, all of THRI’s right, title and interest in, to and under the applicable Assigned Receivables (the “Assignment”), and each of the Company and THRI hereby agrees that THRI shall be deemed to have provided consideration, and the Company shall be deemed to have received consideration, equal to the Assigned Receivables Value. (b) The Assignment made by THRI hereunder is on an “as is, where is” basis, without any representation or warranty as to enforceability or collectability. THRI shall have no obligation to make any payment to the Company or any other party for all or any portion of the Assigned Receivables not received or collected by the Company, nor shall THRI have any obligation to pursue payment or collection from TH Hong Kong International Limited of all or any portion of the amounts that form a part of the Assigned Receivables or otherwise take any action in furtherance of payment or collection of any Assigned Receivables. (c) Other than the Tax Certificate (or the Tax Escrow in lieu of the Tax Certificate), the Company and THRI agree that from the applicable Closing Date, THRI no longer has any rights in relation to the Assigned Receivables. After the Assignment, the Company shall have the rights to claim for the payment from its subsidiaries in the PRC as set forth in Schedule 3 hereto in respect of the Assigned Receivables. (d) All collections or any other payments specifically designated as being made in connection with this Agreement and the Assigned Receivables received by THRI after the Assignment (the “Amounts Held in Trust”) shall be the Company’s exclusive property and shall be deemed held in trust by THRI for the exclusive benefit of the Company. For the avoidance of doubt, the aggregate amount of any Amounts Held in Trust cannot exceed the amount of the Assigned Receivables. THRI shall not, directly or indirectly, utilize such funds for its own purposes, and shall not have any right to pledge such funds as collateral for any obligation of THRI or any other Person. THRI agrees that (i) it will promptly (and in any event within three (3) Business Days after its receipt of (1) the Amounts Held in Trust (i.e., funds have cleared) and (2) written notice by the Company that such funds were received under this Agreement in respect of the Assigned Receivables) transfer all the Amounts Held in Trust in immediately available funds to the Company by wire transfer to the same account specified by the Company in accordance with Section 3.4 and 3.7 above and provide the Company a payment proof (evidence of initiation of wire transfer shall be sufficient) with respect to such transfer; and (ii) if it fails to satisfy the wire transfer obligations in the preceding sentence, the Amounts Held in Trust shall bear interest from the tenth (10th) Business Day after its receipt of the Amounts Held in Trust and the written confirmation (as described above) until the actual wire transfer date at a daily rate of 0.0225%, payable in cash together with the Amounts Held in Trust.

4.	Representations and Warranties of the Company.

The Company represents and warrants to the Investor as of the date of this Agreement that, which shall be deemed to have been repeated on each of the applicable Closing Date taking into account facts and circumstances subsisting at such date, except as otherwise disclosed or incorporated by reference in any reports and forms filed with or furnished to the SEC by the Company on or before the date of this Agreement (excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature) (all such reports covered by this clause collectively, the “SEC Reports”):

4.1 Organization, Good Standing and Qualification. Each of the Company and each Subsidiary is duly incorporated or organized, validly existing, in good standing under the Laws of the jurisdiction of its incorporation or formation and in compliance with all incorporation, registration, inspection and approval requirements; has all requisite power, authority and qualifications and has made all requisite filings or obtained all requisite approvals to own its properties and conduct its business as presently conducted; and is duly qualified to do business and in good standing in each jurisdiction in which its business requires such qualification, except to the extent that such non-compliance, the lack of such power, authority or qualification, or the failure to make such filings, obtain such approvals or to be in good standing or duly qualified, would not prevent or materially delay or materially impair the performance by the Company of its obligations under this Agreement or the consummation of the Transactions contemplated by this Agreement and, in each case, to the extent that the concepts of “good standing” and “qualified to do business” are applicable in the respective jurisdictions of incorporation of the Company and such Subsidiary, or the jurisdictions in which any of them is conducting business. True, accurate and complete copies of the Company’s Articles and the Organizational Documents of each Subsidiary have been made available to the Investor.

4.2 Authorization; Enforceable Agreement. All corporate action on the part of the Company necessary for the authorization, execution, and delivery of each of the Transaction Documents, the performance of all obligations of the Company under each of the Transaction Documents, and the authorization, issuance (or reservation for issuance), sale, and delivery of (i) the Notes being sold hereunder, and (ii) the Ordinary Shares issuable upon conversion of the Notes in accordance with the terms of the Notes has been taken, and each of the Transaction Documents, when executed and delivered, assuming due authorization, execution and delivery by the Investor or any other party thereto other than the Company, constitutes and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

4.3 Governmental Consents. No consent, approval, order, or authorization of or registration, qualification, declaration, or filing with, any Governmental Authority on the part of the Company is required in connection with the offer, sale, or issuance of the Notes, the issuance of Conversion Shares, or the consummation of any other transaction contemplated by the Transaction Documents, except for the following: (i) the approval in principle of the SGX-ST in respect of the listing of the Notes; (ii) the NDRC Filing Certificate, NDRC Post-issue Filing and CSRC Post-issue Filing; (iii) the compliance with other applicable foreign or U.S. state securities or “blue sky” Laws, which compliance will have occurred within the appropriate time periods; and (iv) any application or notification to The Nasdaq Stock Market that is required in connection with the issuance and sale of the Notes, and the Ordinary Shares issuable upon conversion of the Notes; (v) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement and (vi) any such notices to, actions by, consents, approvals, permits or authorizations of, or designations, declarations or filings with, any Governmental Authority, the absence of which would not have a Material Adverse Effect.

4.4 Capitalization.

(a) The authorized share capital of the Company consists of US$5,000 divided into 100,000,000.00 ordinary shares with a nominal or par value of US$0.0000469793497033866 each and 6,429,740.547038 shares with a nominal or par value of US$0.0000469793497033866 each of such class or classes (however designated) as the board of directors may determine in accordance with the Articles, of which 0.2 Series A-2 Convertible Preferred Share, par value US$ 0.00004697934970338660 per share, 0.2 Class A-1 Special Voting Share, par value US$ 0.00004697934970338660 per share, and 33,243,582 Ordinary Shares, par value US$ 0.00004697934970338660 per share, are issued and outstanding as of the date of this Agreement.

(b) All issued and outstanding shares of the Company have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares, shares of capital stock of, or ownership interests in, the Company or any Subsidiary was issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company or such Subsidiary.

(c) The offer, sale, or issuance of the Notes hereunder will not be, subject to any preemptive rights, rights of first offer or any anti-dilution provisions contained in the Articles or any other agreement. The issuance of the Conversion Shares will not be subject to any preemptive rights, rights of first offer or any anti-dilution provisions contained in the Articles or any other agreement.

4.5 Subsidiaries.

(a) Other than as set out in the register of mortgages and charges of the Company, a copy of which has been provided to the Investor, all of the issued and outstanding share capital stock of each of the Company’s Subsidiaries are owned directly or indirectly by the Company, free and clear of all Liens (other than the Permitted Exceptions), and are duly authorized and validly issued, fully paid in accordance with their respective constitutional documents and non-assessable and there is no subscription, option, warrant, call right, agreement or commitment relating to the issuance, sale, delivery, voting, transfer or redemption by any of the Company’s Subsidiaries (including any right of conversion or exchange under any outstanding security or other instrument) of the share capital or capital stock of any of the Company’s Subsidiaries (other than any such subscription, option, warrant, call right, agreement or commitment in favor of the Company or its Subsidiaries).

(b) None of the Subsidiaries of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s shares or capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company.

4.6 Financial Statements.

(a) The financial statements of the Company included or incorporated by reference in the SEC Reports (A) fairly present, in all material respects, the financial condition and the results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such SEC Reports, (B) were prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered thereby and (C) have been prepared from and are consistent with the books and records of the Company and its Subsidiaries.

(b) The Company and its Subsidiaries do not have any liabilities or obligations (accrued, absolute, contingent or otherwise) that would be required under GAAP to be reflected on a consolidated balance sheet of the Company (collectively, “Liabilities”), except for (i) Liabilities under the executory portion of any existing contract, (ii) Liabilities as set forth in the financial statements of the Company included or incorporated by reference in the SEC Reports, (iii) Liabilities incurred in the ordinary course of business of the Company and its Subsidiaries, and (iv) Liabilities incurred in connection with the transactions contemplated hereby (including under the Notes).

4.7 Valid Issuance.

The Conversion Shares have been duly and validly reserved for issuance and, upon issuance of the Conversion Shares in accordance with their terms, the Conversion Shares will be duly and validly issued, fully paid, and nonassessable and will be free of any Liens or restrictions on transfer other than restrictions on transfer under the Transaction Documents, the Articles and under applicable state, U.S. federal and foreign securities Laws. The sale of the Notes hereunder is not, and the subsequent conversion of the Notes into Conversion Shares will not be, subject to any preemptive rights, rights of first offer or any anti-dilution provisions contained in the Articles or any other agreement.

4.8 Reports.

(a) The SEC Reports (including any exhibits and schedules thereto and other information incorporated by reference therein), when they became effective or were filed with or furnished to the SEC, as the case may be, complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, in each case as in effect at such time, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in the light of the circumstances in which they were made, not misleading.

(b) There is no transaction, arrangement or other relationship between the Company, any of its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its SEC Reports and is not so disclosed.

(c) There are no outstanding or unresolved comments in any comment letters or other correspondence received from the staff of the SEC with respect to any SEC Report and to the knowledge of the Company, none of the SEC Reports is the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other inquiries or investigations by any Governmental Authority pending or, to the knowledge of the Company, threatened, in each case, regarding the Company or any of its officers or directors.

4.9 Absence of Changes.

Since December 31, 2025, the Company and its Subsidiaries have carried on their respective businesses in the ordinary course, consistent with past practice, in all material respects as set forth in any subsequent SEC Reports or as contemplated by the Transaction Documents, there has not been any change, development, occurrence or event that constitutes a Material Adverse Effect.

4.10 Litigation and Proceedings.

There are no, and during the last two years there have been no, pending or, to the knowledge of the Company, threatened Actions by or against the Company or any of its Subsidiaries that, if adversely decided or resolved, would reasonably be expected to result in a Material Adverse Effect. There is no Governmental Order imposed upon the Company or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.

4.11 Taxes.

(i) All material Tax Returns required to be filed by the Company and each of its Subsidiaries through the date hereof have been timely filed (taking into account valid extensions of time within which to file).

(ii) All Tax Returns filed by the Company and each of its Subsidiaries are true, correct and complete in all material respects.

(iii) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment, withholding, and reporting of all material Taxes and all material Taxes required to be withheld by the Company or any of its Subsidiaries have been timely withheld, paid, and reported over to the appropriate Governmental Authority.

(iv) All material Taxes due and owing by any of the Company or its Subsidiaries (whether or not shown on any Tax Return) have been timely paid, except those that are being contested in good faith and that have been provided in the financial statements of the Company in accordance with GAAP.

(v) There are no Liens (other than the Permitted Liens) for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(vi) No material deficiencies for Taxes against the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority, which have not been paid or otherwise resolved in full, except those that are being contested in good faith and that have been provided in the financial statements of the Company in accordance with GAAP.

(vii) None of the Company or any of its Subsidiaries is a party to or is bound by any tax sharing agreement (excluding any commercial contract entered into in the ordinary course of business consistent with past practice and not primarily relating to Taxes).

(viii) None of the Company or any of its Subsidiaries has consummated, has participated in, or is currently participating in any transaction that was or is a “listed transaction” as defined in Section 6707A of the Code or the Treasury Regulations or under any comparable provisions of foreign Law.

4.12 Compliance with Laws.

Each of the Company and its Subsidiaries is, and during the last two years has been, in compliance with all applicable Laws, except for such noncompliance which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. None of the Company nor its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law at any time during the last two years, except for any such violation which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

4.13 Compliance with Other Instruments.

Neither the Company nor any of its Subsidiaries is in violation or default of (a) any provision of the Articles or other applicable charter or constitutional documents, (b) any agreement or under any mortgage, deed of trust, security agreement, indenture or lease to which the Company or any Subsidiary is a party, and (c) any judgment, order or decree of any Governmental Authority with jurisdiction over the Company or any Subsidiary, except, in the case of each of clauses (b) and (c) for any such default or violation as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

4.14 No Conflict.

The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation by the Company of the Transactions, including the issuance of the Notes or the issuance of the Conversion Shares, do not and will not, (a) contravene, breach or conflict with the Organizational Documents of the Company or any of its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law, permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, result in the termination or acceleration of, result in a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, any of the terms, conditions or provisions of any material contract of the Company, or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries (other than any Permitted Liens or Permitted Exceptions), except, in the case of each of clauses (b) through (d), for any such conflict, violation, breach, default, loss, right or other occurrence which would not have a Material Adverse Effect.

4.15 Ranking of the Notes.

The Notes, when issued by the Company, will constitute senior indebtedness of the Company and will rank at least pari passu with all other secured indebtedness of the Company (subject to any priority rights of such indebtedness pursuant to applicable Laws) and senior in right of payment to all future obligations of the Company expressly subordinated in right of payment to the Notes.

4.16 Security Documents.

(a) (i) The issuance of the Notes and the extension of the benefit of the Liens created by the Security Documents to the Notes do not, and (ii) the exercise by the Security Agent of the remedies in respect of the Collateral pursuant to the Security Documents will not, require any consent, approval, authorization or other order of, or any notice to or filing with, any court, regulatory body, administrative agency or other governmental body (other than (A) such filings required in order to perfect any security interest granted by the applicable Security Documents and (B) consents, approvals, authorizations or other order of, or any notice to or filing with, any court, regulatory body, administrative agency or other governmental body necessary in connection with foreclosure or other exercise of remedies by the Security Agent in respect of the Collateral), or conflict with or constitute a breach of any of the terms or provisions of, or a default under, in each case that is material to the Company and the Subsidiaries, taken as a whole, the charter or by-laws of each of the Company or the Subsidiary or any agreement, indenture or other instrument binding upon the Company or any of the Subsidiaries.

(b) On and after the Closing Date and subject to applicable law, the Security Documents continue to create in favor of the Secured Parties, a valid and enforceable perfected first priority security interest in and Lien on all of the Collateral (subject to certain permitted liens and exceptions as set forth in the Indenture). Upon the issuance of the Notes, the benefit of the first priority security interest in the Collateral shall be extended in favor of the Trustee for the benefit of the Holders of the Notes, and no further filings or recordings are required in order to perfect the security interest created under the Security Documents, except for filings and recordings which shall have been made on or prior to the applicable Closing Date and consents, approvals, authorizations or other order of, or any notice to or filing with, any court, regulatory body, administrative agency or other governmental body necessary in connection with foreclosure or other exercise of remedies by the Trustee in respect of the Collateral. The Company is the legal and beneficial owner of the Collateral, free and clear of any lien (other than the liens created under the Security Documents, certain permitted liens and exceptions as set forth in the Indenture and those liens arising through mandatory operation of law).

4.17 International Trade; Anti-Corruption.

(a) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, officers, employees, agents or other third- party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has been in the last three years: (i) a Sanctioned Person; (ii) organized, resident, or operating from a Sanctioned Country; (iii) knowingly engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, in violation of Sanctions Laws; or (iv) otherwise in violation of applicable Sanctions Laws or Trade Control Laws (collectively, “Trade Controls”).

(b) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, officers, employees, agents or other third- party representatives acting on behalf of the Company or any of its Subsidiaries, has in the last three years made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any applicable Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has in the last three years been, the subject of any written claim or allegation by any Governmental Authority that such Person has made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or any other Person in violation of any Anti-Corruption Laws.

(c) In the past three years, neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws, except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries maintain and enforce policies, procedures, and internal controls reasonably designed to promote compliance with Anti-Corruption Laws and Trade Controls, and have maintained complete and accurate books and records in accordance with applicable Law, including records of any payments to agents, consultants, representatives, third parties, and Government Officials, in all material respects.

4.18 Money Laundering Laws.

The operations of the Company and each of its Subsidiaries have been conducted at all times in compliance with Money Laundering Laws. The Company has controls that are reasonably designated to prevent, detect and deter violations of applicable Money Laundering Laws.

4.19 No General Solicitation.

Neither the Company nor any of its Affiliates nor any persons acting on its or their behalf has offered or sold the Notes nor any of the Conversion Shares by means of any general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act. The Company has offered the Notes and the Conversion Shares only to the Investor.

4.20 Offering; Exemption.

Assuming the accuracy of the Investor’s representations and warranties set forth in Section 5 of this Agreement, no registration under the Securities Act or any applicable state securities Law is required for the offer and sale of the Notes and the Conversion Shares by the Company to the Investor as contemplated hereby or for the conversion of the Notes.

4.21 No Integrated Offering.

Neither the Company, nor any Affiliate of the Company, nor any person acting on its behalf or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Notes or the Conversion Shares to be integrated with prior offerings by the Company for purposes of the Securities Act in a manner that would require registration of such offer and sale under the Securities Act, or would cause any applicable state securities Law exemptions or any applicable stockholder approval provisions exemptions, including under the rules and regulations of any national securities exchange or automated quotation system on which any of the securities of the Company are listed or designated to be unavailable, nor will the Company take any action or steps that would cause the offering or issuance of the Notes and the Conversion Shares to be integrated with other offerings.

4.22 Solvency.

The Company is, and immediately after the applicable Closing Date will be, Solvent. As used herein, the term “Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair market value of the assets of such Person is greater than the total amount of liabilities (including known contingent liabilities) of such Person, (ii) the present fair salable value of the assets of such Person is greater than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature and (iv) such Person does not have unreasonably small capital for the business and transaction it is engaged in.

5.	Representations and Warranties of the Investor.

The Investor represents and warrants to the Company as of the date of this Agreement and on each of the applicable Closing Dates that:

5.1 Organization. The Investor is an exempted company with limited liability duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

5.2 Authorization; Enforceability. The Investor has full right, power, authority and capacity to enter into each of the Transaction Documents and to consummate the Transactions contemplated by each such Transaction Document. The execution, delivery and performance of each of the Transaction Documents have been duly authorized by all necessary action on the part of the Investor, and each of the Transaction Documents has been duly executed and delivered by the Investor and, assuming due authorization, execution and delivery of each of the Transaction Documents by the Company, will constitute valid and binding obligations of the Investor, enforceable against it in accordance with its terms.

5.3 Consents. No consent, approval, order, or authorization of, or registration, qualification, declaration, or filing with, any federal, state, or local Governmental Authority on the part of the Investor is required in connection with the purchase of the Notes hereunder, the conversion of the Notes or the consummation of any other transaction contemplated by this Agreement, except for the following: (i) the compliance with applicable state securities Laws, which compliance will have occurred within the appropriate time periods; and (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions contemplated by this Agreement.

5.4 No Default or Violation. The execution, delivery, and performance of and compliance with each of the Transaction Documents, the issuance and sale of the Notes hereunder, and the conversion of the Notes will not (i) result in any default or violation of the Organizational Documents of the Investor, (ii) result in any default or violation of any agreement relating to its material indebtedness or under any mortgage, deed of trust, security agreement or lease to which it is a party or in any default or violation of any material judgment, order or decree of any Governmental Authority or (iii) be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision, or result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of the Investor pursuant to any such provision, or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to the Investor, its business or operations, or any of its assets or properties pursuant to any such provision, except in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of the Investor to consummate the transactions contemplated by this Agreement.

5.5 Investor Status.

(a) The Investor is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; (ii) aware that the sale of the Notes and the Conversion Shares being issued and sold pursuant to this Agreement is being made in reliance on an exemption from registration under the Securities Act and (iii) acquiring the Notes and the Conversion Shares for its own account and not for the account of others, and (iv) not acquiring the Notes and the Conversion Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or the securities Law of any other jurisdiction. Such Investor is not an entity formed for the specific purpose of acquiring the Notes and the Conversion Shares.

(b) The Investor understands that the Notes and the Conversion Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Notes and the Conversion Shares have not been and, will not be registered under the Securities Act and that the Notes and the Conversion Shares may not be resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities Laws of the applicable states, other jurisdictions of the United States and other applicable jurisdictions, and that any book-entry position or certificates representing the Notes and the Conversion Shares shall contain a restrictive legend to such effect. Investor understands and agrees that the Notes and the Conversion Shares will be subject to transfer restrictions under applicable securities laws and, as a result of these transfer restrictions, Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Notes and the Conversion Shares and may be required to bear the financial risk of an investment in the Notes and the Conversion Shares for an indefinite period of time.

(c) The Investor understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

6.	Conditions to the Investor’s Obligations at Closings.

6.1 Conditions to each Closing: The obligation of the Investor to purchase the Notes at each Closing is subject to the fulfillment or waiver on or before each Closing of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company in this Agreement shall be true and correct in all material respects as of the applicable Closing; except for (i) such representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date and (ii) such representations and warranties which are qualified by “materiality” or “Material Adverse Effect” which shall be true and correct as of the applicable Closing or, to the extent such representation and warranty was made as of a specific date, which shall be true and correct as of such date; provided, however, that the representations and warranties set forth in Sections 4.1, 4.2, 4.4(b) and 4.4(c), 4.15 and 4.16 shall be, as of the applicable Closing, true and correct in all respects with the same effect as though such representations and warranties had been made as of the applicable Closing.

(b) Performance. The Company shall have performed in all material respects all of its obligations required to be complied with or performed by it at or prior to the applicable Closing.

(c) Consents. Any consents, approvals and waivers which in the judgment of the Investor are necessary or advisable in connection with the issuance of the Notes shall have been received.

(d) NDRC Filing Certificate. As of the applicable Closing, the Company has obtained the NDRC Filing Certificate in respect of the issue of the Notes from NDRC in accordance with the NDRC Order 56 and the NDRC Filing Certificate remains in full force and effect, and has not been revoked.

(e) Opinion of Counsel. Maples & Calder (Cayman) LLP, counsel for the Company as to Cayman Islands Law, shall have furnished to the Investor its written opinion dated as of the applicable Closing Date, in a form and substance satisfactory to the Investor.

(f) The Notes. The Notes shall have been duly executed and delivered by the Company, and authenticated by the Trustee and the provisions thereof shall have become effective.

(g) Listing. The Company shall have received approval in-principle for the listing and quotation of the Notes on the SGX-ST.

(h) List of Assigned Receivables. The Company shall have delivered to THRI the duly completed List of Assigned Receivables substantially in the form as set out in Schedule 3 hereto identifying all the receivables owed by the Company to THRI that is due and unpaid as of 5:00pm (Hong Kong time) on the day falling one Business Day prior to the applicable Closing Date.

(i) Legal Authorization. The Company shall have furnished to the Investor the resolutions of its Board approving the issuance of the Notes and the execution of the Transaction Documents.

(j) Certificates from the Company. The Company shall have furnished to the Investor (i) an incumbency certificate, in a form reasonably acceptable to the Investor, with respect to the officers executing documents or instruments on behalf of the Company, certified by a duly authorized director of the Company to be true, complete and correct copies thereof; and (ii) a certificate, executed by a duly authorized director of the Board of the Company, dated as of the applicable Closing Date, certifying as to the conditions set forth in Section 6.

(k) DTC Eligibility. The Notes shall have been designated eligible for clearance and settlement through the facilities of the Depositary.

(l) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(m) Qualification Under Securities Laws. All registrations, qualifications, permits and approvals, if any, required to be obtained prior to the applicable Closing under applicable foreign or U.S. state securities or “blue sky” Laws shall have been obtained for the lawful execution, delivery and performance of each of the Transaction Documents including, without limitation, the offer and sale of the Notes and the Conversion Shares.

(n) Orders. As of the applicable Closing, no court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered into any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Transactions contemplated hereby.

(o) Trade Payables. The Company and its Subsidiaries are not overdue on any payment of Trade Payables owing to THRI and/or its Affiliates.

(p) Compliance with Transaction Documents. The Company and its Subsidiaries shall be in compliance in all respects with the Transaction Documents and shall not be in default in any respect thereunder.

(q) Maintenance. Unless otherwise approved by the Investor, the Total Debt of the Company, on a consolidated basis, has not decreased since March 31, 2026 and the banks or other counterparties have agreed to extend the maturity of any debt that has come due or such debt has been refinanced with a later maturity date.

(r) Use of Proceeds (if applicable). The Investor shall have approved, in accordance with Section 2.2, the proposed use of proceeds for the fiscal quarter immediately following the applicable Closing and the Company shall have delivered evidence reasonably satisfactory to the Investor confirming that amounts spent during the immediately preceding fiscal quarter were applied in a manner consistent in all respects with the use of proceeds budget or plan approved by THRI pursuant to Section 2.2.

(s) Alternative Investor Funding (if applicable). If the Company proposes that the Second Notes Purchase Price, the Third Notes Purchase Price or the Fourth Notes Purchase Price be reduced pursuant to Section 2.1 by reason of Alternative Investor Funding and THRI has approved such reduction and Alternative Investor Funding in accordance with Section 2.1, the Company shall have delivered to the Investor evidence reasonably satisfactory to the Investor of the amount, source, ranking and funding or binding commitment of such Alternative Investor Funding, together with evidence reasonably satisfactory to the Investor that such Alternative Investor Funding satisfies the relevant funding requirements of the Turnaround Plan.

(t) [****].

(u) Continued Effectiveness of Notes and Security Documents. The Indenture, the Notes and the Security Documents shall remain in full force and effect and no Default or Event of Default shall have occurred and be continuing thereunder.

(v) Calculation Certificate. The Calculation Certificate delivered pursuant to Section 2.1(f), together with the calculations and supporting detail required thereunder, shall have been duly executed and delivered by the Company and shall be complete and correct in all respects and in form and substance satisfactory to the Investor.

(w) Additional Deliverables. The Company shall have delivered to the Investor:

(i) a copy of a recent certificate of good standing in respect of the Company issued by the Registrar of Companies in the Cayman Islands;

(ii) a certificate of the authorized representative of the Company, dated as of the applicable Closing Date, certifying that the resolutions authorizing the issuance of the applicable Tranche of Notes, the related transactions and the related Transaction Documents have not been amended, modified or rescinded since their adoption, are in full force and effect as of such date and are the only resolutions adopted by the Board or any duly authorized committee thereof relating to the subject matter thereof;

(iii) an updated schedule, in form reasonably satisfactory to the Investor, setting forth Total Debt and Payables of the Company and its Subsidiaries, on a consolidated basis, as of the applicable Closing Date;

(iv) an updated 13-week rolling cash flow forecast report in respect of the Company and its Subsidiaries and the use of proceeds budget or plan for the fiscal quarter immediately following the applicable Closing, in each case in form and substance satisfactory to the Investor;

(v) a certificate, executed by the authorized representative, dated as of the applicable Closing Date, certifying as to the satisfaction of the conditions set forth in this Section 6 and attaching reasonable supporting detail;

(vi) such evidence as the Investor may reasonably request demonstrating continued eligibility of the Notes for clearance and settlement through the facilities of the Depositary and compliance with all required securities law, stock exchange and governmental filing requirements applicable to the issuance of the applicable Tranche of Notes; and

(vii) such other documents, agreements, certificates and evidence as the Investor may reasonably request in connection with the satisfaction of the conditions set forth in this Section 6.

6.2 Additional Conditions to the Initial Closing. The obligation of the Investor to purchase the Initial Tranche of Notes at the Initial Closing is also subject to the fulfillment or waiver by the Investor on or before the Initial Closing of each of the following additional conditions:

(a) The Cash Monitoring Arrangements shall have been fully implemented.

(b) The Investor shall have completed, and shall be satisfied in its sole discretion with, its due diligence review of the Company and its Subsidiaries.

6.3 Additional Conditions to the Second Closing. The obligation of the Investor to purchase the Second Tranche of Notes at the Second Closing is also subject to the fulfillment or waiver by the Investor on or before the Second Closing of each of the following additional conditions:

(a) [****].

(b) Unless waived by Investor in writing, the Company shall ensure that the Cash Monitoring Agent, or a replacement Cash Monitoring Agent approved by THRI in writing, remains engaged by the Company and/or its Subsidiaries, and the Cash Monitoring Arrangements shall continue to be implemented and operated, in each case in form and substance satisfactory to the Investor.

(c) A Turnaround Plan satisfactory to the Investor shall have been adopted by the Company.

(d) The 6M 2026 Target shall have been achieved.

(e) All withholding Taxes required to be paid in respect of amounts due and payable by the Company and/or any of its Subsidiaries to THRI and/or its Affiliates shall have been paid and the Company shall have delivered the Tax Certificate in respect of the Assigned Receivables to the Investor.

(f) The Company shall have delivered to the Investor:

(i) a copy of the Turnaround Plan setting out the Second Notes Purchase Price, the Third Notes Purchase Price and the Fourth Notes Purchase Price and any Alternative Investor Funding then contemplated thereunder;

(ii) a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company certifying achievement of the 6M 2026 Target, together with supporting calculations in reasonable detail; and

(iii) the Tax Certificate in respect of the Assigned Receivables.

(g) [****].

6.4 Additional Conditions to the Third Closing. The obligation of the Investor to purchase the Third Tranche of Notes at the Third Closing is also subject to the fulfillment or waiver by the Investor on or before the Third Closing of each of the following additional conditions:

(a) Unless waived by Investor in writing, the Company shall ensure that the Cash Monitoring Agent, or a replacement Cash Monitoring Agent approved by THRI in writing, remains engaged by the Company and/or its Subsidiaries, and the Cash Monitoring Arrangements shall continue to be implemented and operated, in each case in form and substance satisfactory to the Investor.

(b) The 9M 2026 Target shall have been achieved.

(c) The Third Tranche KPI Milestones shall have been achieved.

(d) The Company shall have delivered to the Investor a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company certifying achievement of the 9M 2026 Target and Third Tranche KPI Milestones, together with supporting calculations and backup materials in reasonable detail.

6.5 Additional Conditions to the Fourth Closing. The obligation of the Investor to purchase the Fourth Tranche of Notes at the Fourth Closing is also subject to the fulfillment or waiver by the Investor on or before the Fourth Closing of each of the following additional conditions:

(a) Unless waived by Investor in writing, the Company shall ensure that the Cash Monitoring Agent, or a replacement Cash Monitoring Agent approved by THRI in writing, remains engaged by the Company and/or its Subsidiaries, and the Cash Monitoring Arrangements shall continue to be implemented and operated, in each case in form and substance satisfactory to the Investor.

(b) The Cumulative Opening Target (as defined in the MDA) for calendar year 2026 shall have been achieved.

(c) The Fourth Tranche KPI Milestones shall have been achieved.

(d) [****].

(e) The Company shall have delivered to the Investor a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company certifying achievement of the Fourth Tranche KPI Milestones, together with supporting calculations and backup materials in reasonable detail.

6.6 No Obligation to Complete Subsequent Closings. For the avoidance of doubt:

(a) the failure of any condition set forth in Section 6 to be satisfied shall result in the Investor having no obligation to consummate the applicable Closing unless waived by the Investor in writing;

(b) no prior Closing shall create any obligation or expectation that any subsequent Closing will occur; and

(c) the Company shall have no right to require the Investor to consummate any Subsequent Closing unless the conditions applicable to such Closing have been satisfied or waived in writing by the Investor.

7.	Conditions to the Company’s Obligations at Closings.

The obligations of the Company to issue, sell and deliver to the Investor the Notes at each Closing are subject to the fulfillment or waiver on or before each Closing of each of the following conditions:

7.1 Representations and Warranties. Each of the representations and warranties of the Investor in this Agreement shall be true and correct in all material respects as of the applicable Closing; except for (i) such representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date and (ii) such representations and warranties which are qualified by “materiality” or “Material Adverse Effect” as of the applicable Closing or, to the extent such representation and warranty was made as of a specific date, which shall be true and correct as of such date; provided, however, that the representations and warranties set forth in Sections 5.1 and 5.2 shall be, as of the applicable Closing, true and correct in all respects with the same effect as though such representations and warranties had been made as of the applicable Closing.

7.2 Performance. This Agreement remains effective to the Investor and the Investor shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with it on or before the applicable Closing.

7.3 Orders. As of the applicable Closing, no court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated hereby.

8.	Covenants.

For so long as any Notes remain outstanding, the Company covenants and agrees, and the Investor covenants and agrees, for the benefit of the other party to this Agreement and its assigns, as follows:

8.1 Reservation of Ordinary Shares; Issuance of Ordinary Shares; Blue Sky. The Company shall prior to the issuance of Conversion Shares reserve and keep available, free from preemptive rights of other Persons, out of its authorized but unissued Ordinary Shares or Ordinary Shares held in treasury by the Company, for the purpose of effecting the conversion of the Notes, the full number of Conversion Shares (after giving effect to all anti-dilution adjustments) then outstanding. All Conversion Shares shall represent newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any lien or adverse claim.

8.2 Transfer Taxes. The Company shall pay any and all documentary, stamp or similar issue or transfer tax (excluding any income Taxes, capital gains Taxes or similar Taxes due by the Investor) arising from (a) the issue of the Notes at Closings and (b) the issue of Conversion Shares. However, in the case of conversion of the Notes, the Company shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue and delivery of Conversion Shares in a name other than that of the holder of the Notes to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.

8.3 Confidentiality. Each party to this Agreement will hold, and cause its respective Affiliates and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval or unless disclosure is required by judicial or administrative process or by other requirement of Law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by such party on a non-confidential basis, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources on a non-confidential basis by the party to which it was furnished), and no party shall release or disclose such Information to any other person, except its Representatives on an as-needed basis in connection with the negotiation and consummation of the Transactions contemplated hereby, in each case only where such Representatives are under appropriate nondisclosure obligation; provided, however, that each of the Company and the Investor agrees that each of them will not make, and will cause its Affiliates to not make, any filing with the SEC which summarizes or includes this Agreement, any other Transaction Document or the Transactions without the prior written consent of each other party. Each party which has a filing obligation with the SEC agrees to give each other party a draft of any proposed filings at least two (2) Business Days prior to such filing and to incorporate any reasonably requested comments received within two (2) Business Days after receipt of the draft filing into such filing before filing with the SEC. Any party that has not replied within two (2) Business Days with any comments shall be deemed to have consented to the filing. Furthermore, no party hereto shall make, or cause to be made, any press release or public announcement with respect to this Agreement, the other Transaction Documents or the Transactions contemplated hereby and thereby or otherwise communicate with any news media in respect of the same without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), unless otherwise required by Law, in which case each party shall have the right to review and comment on any such press release or announcement prior to publication (to the extent permitted by Law). Notwithstanding the foregoing, a party may disclose Information in connection with any routine governmental or regulatory inquiry, examination or other request that does not specifically target the Information.

8.4 Further Assurances. (a) The Investor and the Company will cooperate and consult with each other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third Persons required to consummate the transactions contemplated by this Agreement. (b) The Company will make each of the NDRC Post-issue Filing and CSRC Post-issue Filing within the relevant prescribed timeframes after the applicable Closing Date in accordance with all applicable rules and regulations of the NDRC and CSRC, as the case may be, and comply with any continuing obligations thereunder.

8.5 Registration Rights Agreement. The parties acknowledge that the Company is party to that certain Registration Rights Agreement, dated as of September 28, 2022, between the Company and the investors named therein (the “Existing Registration Rights Agreement”). Based on the number of Ordinary Shares being issued pursuant to the Transaction Documents, the parties intend to enter into a new registration rights agreement, substantially in the form set forth in Exhibit B hereto (the “New Registration Rights Agreement”), to provide for additional opportunities to register and sell Ordinary Shares so acquired. The Company agrees to use its commercially reasonable efforts to obtain the consent of holders of the majority of the Registerable Securities Then Outstanding (as defined in the Existing Registration Rights Agreement) to permit the Company to execute the New Registration Rights Agreement with such changes as mutually agreed between the Investor and such holders.

8.6 Listing on the SGX-ST. In connection with the application to list the Notes on the SGX-ST, the Company shall furnish from time to time any and all documents, instruments, information and undertakings and publish all announcements or other material that may be necessary in order to effect and maintain such listing; and if the Company is unable to maintain such listing having used its best efforts, to use its best efforts to obtain and maintain a listing of the Notes on such other stock exchange or stock exchanges as the Company may agree with the Investor.

8.7 Information Undertakings. To the extent that the Investor still hold the outstanding Notes, the Company shall deliver (or procure the delivery) to the Investor (a) by the end of each calendar month, (i) an updated monthly cash flow forecast report in respect of the Company and its Subsidiaries for the remaining period of the fiscal year (except that the monthly cash flow forecast report delivered in December shall include information for the next fiscal year) and (ii) the information about the Company’s cash, total bank borrowings and accounts payable on a consolidated basis as of the end of the preceding calendar month, (b) by the end of each month a monthly management report (which shall include the income statements only but not any balance sheet, cash flow statements or any notes) in respect of the Company and its Subsidiaries, and (c) promptly upon request, all information and documents reasonably requested by the Investor in connection with any monthly cash flow forecast report or management report. Unless otherwise agreed in writing between the Investor holding the outstanding Notes and the Company, the Company shall convene telephone conference calls or meetings on a weekly basis with representatives of the Investor at such time and place convenient to the Investor, which may be attended by any advisor(s) appointed by the Investor.

8.8 Minimum Liquidity. (a) The Company and its Subsidiaries shall maintain a minimum of US$5,000,000 (or its foreign currency equivalent) in cash in bank accounts held in the name of the Company and its Subsidiaries (“Minimum Liquidity Requirement”). (b) To the extent that the relevant Investors still hold the outstanding Notes, by the end of the calendar month following the end of each fiscal quarter of the Company, the Company shall deliver to such Investors a compliance certificate in the form set forth in Exhibit C, which shall set out in reasonable detail, including particulars of each bank account held by the Company and its Subsidiaries and the cash balance of each account as at the end of the relevant fiscal quarter, showing compliance with the Minimum Liquidity Requirement.

8.9 Insurance. The Company shall (and shall ensure that each Subsidiary will) maintain insurances on and in relation to its business and material assets with reputable underwriters or insurance companies against those risks, and to the extent usually insured against by prudent companies located in the same or a similar location and carrying on a similar business and required by applicable law.

8.10 Equipment. The Company shall (and shall ensure that each Subsidiary will) maintain in good working order and condition to the extent customary and practicable (ordinary wear and tear excepted) all its material assets necessary for the conduct of its business.

8.11 Material Contracts. The Company shall (and shall ensure that each Subsidiary will) not enter into any new Material Contract or amend, vary or terminate any existing Material Contract to which it is a party without first engaging in good faith consultations with THRI, provided that THRI still holds the outstanding Notes.

8.12 [****].

8.13 Investor’s Confidentiality Obligations on MNPI. The Investor acknowledges that some or all of the information provided by the Company pursuant to Sections 6.1(w), 6.2, 6.3, 6.4, 6.5, 8.7, 8.8, 8.11 and 8.12 may in whole or in part be MNPI (the “Confidential Information”) and consents to the receipt of any such Confidential Information provided under this Agreement. The Investor agrees that (i) it will keep confidential all the Confidential Information and will not disclose or distribute such Confidential Information in whole or in part, directly or indirectly (or permit any of the foregoing) to any person, other than to any of its Representatives on a “need to know” basis only, provided that the relevant Representative has been advised by the Investor to maintain such Confidential Information in confidence in accordance with the terms of this Agreement; (ii) it will comply with all applicable securities laws and regulations (including those promulgated by the SEC, CSRC, any applicable listing authorities and/or stock exchanges) in relation to its receipt and use of Confidential Information and (iii) it will not use any Confidential Information for any unlawful purpose. The Investor further undertakes and agrees that the Company makes no representation (whether expressed or implied) and has no obligation to make any announcement or public disclosure of the MNPI contained in the Confidential Information that would be sufficient to permit the Investor or its Representatives to trade in any and all securities of the Company under applicable securities laws in respect of insider-dealing or market abuse laws.

8.14 Substitute Financing. The Company shall not, and shall cause its Subsidiaries not to, incur or issue any capital intended to satisfy any portion of the funding requirements of the Turnaround Plan in substitution for all or any portion of the Second Notes Purchase Price, the Third Notes Purchase Price or the Fourth Notes Purchase Price, except as permitted by Section 2.1.

9.	Transaction Expenses.

9.1 (i) The Company shall pay at each Closing all costs and expenses (including reasonable attorneys’ fees for the Investor) incurred by the Investor in connection with the due diligence, negotiation, drafting and execution of the Transaction Documents and (ii) the Company shall pay, upon written request, all costs and expenses (including reasonable attorneys’ fees) incurred by the Investor in connection with any amendments, waivers or consents under, or in respect of, any Transaction Document (whether or not such amendment, waiver or consent becomes effective), which amounts shall be deducted from the applicable Notes Purchase Price payable at such Closing pursuant to Section 2.

9.2 The Company will pay, and will save the Investor and each other holder of a Note and the Conversion Shares harmless from, (i) any Action, judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the Transactions, (ii) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under any Transaction Document, (iii) the costs and expenses incurred in responding to any subpoena or other legal process or informal investigative demand issued in connection with any Transaction Document, and (iv) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated in the Transaction Documents.

10.	Survival.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement, issuance of the Notes, and the other Transaction Documents, the purchase or transfer by the Investor of any Notes or any portion thereof or interest therein and the payment of the Notes, and may be relied upon by any subsequent holder of the Notes. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or any other Transaction Documents shall be deemed representations and warranties of the Company and the Investor under the Transaction Documents. Subject to the preceding sentence, the Transaction Documents embody the entire agreement and understanding between the Investor and the Company and supersede all prior agreements and understandings relating to the subject matter hereof. The covenants of the parties hereto required to be performed on or prior to any Closing, shall not survive the applicable Closing, except for those covenants contained herein that by their terms apply or are to be performed in whole or in part after the applicable Closing, and thereafter there will be no liability on the part of, nor will any claim be made by, any party or any of their respective Affiliates in respect thereof. Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to the other party for any consequential, indirect, special or punitive damages.

11.	Termination.

11.1 Termination.

This Agreement may be terminated prior to the applicable Closing as follows:

(a)	by the Investor, (i) upon the commencement of any Enforcement Action in respect of the Company or any Subsidiary of the Company unless such corporate action, legal proceeding or other procedure or step (including any winding up petition) is frivolous or vexatious and is discharged or dismissed within the earlier of 20 Business Days of commencement and the date immediately prior to the applicable Closing Date, or (ii) upon the occurrence of any default or event of default arising out of any Material Contract to which the Company or a Subsidiary of the Company is a party , unless such default or event of default is capable of remedy and is remedied within the earlier of (A) 5 Business Days of such default or event of default and (B) the date immediately prior to the applicable Closing Date;

(b)	by the Investor, if the Company has breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach cannot be cured or, if it is capable of being cured, is not cured within 30 days after the Company has been notified in writing of the same;

(c)	by the Company, if the Investor has breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach cannot be cured or, if capable of being cured, is not cured within 30 days after the Investor has been notified in writing of the same; or

(d)	by mutual agreement in writing between the Company, on the one hand, and the Investor, on the other hand,

provided, however that any right to terminate this Agreement pursuant to clauses (a), or (b) of this Section 11.1 shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the applicable Closing to have occurred on or before such date.

11.2 Survival. If this Agreement is terminated in accordance with Section 11.1 (Termination), it shall become void and of no further force and effect, except for the provisions of Section 8.3 (Confidentiality), this Section 11, Section 12.1 (Governing Law; Waiver) and Section 12.2 (Jurisdiction); provided, however, that such termination, unless otherwise agreed to by the Investor, on the one hand, or the Company, on the other hand, shall be without prejudice to the rights or obligations of any party in respect of a breach of this Agreement prior to such termination.

12.	Miscellaneous.

12.1 Governing Law; Waiver. In all respects, including matters of construction, validity and performance, this Agreement and each other Transaction Documents shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York applicable to contracts made and performed in that state (without regard to the choice of laws or conflicts of law provisions thereof that would require the application of the Laws of any other jurisdiction).

12.2 Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement brought by the other party or its successors or assigns, shall be brought and determined non-exclusively in any state or federal court located in the City and County of New York. Each of the parties hereby irrevocably submits with regard to any such action or proceeding to the personal jurisdiction of the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process, (b) any claim of sovereign immunity with respect to itself or its property and (c) any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement may not be enforced in or by such courts. Each party hereby consents to service being made through the notice procedures set forth in Section 12.6 (Notices) and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 12.6 (Notices) shall be effective service of process for any suit or proceeding in connection with this Agreement. Service shall be deemed complete upon receipt by addressee. EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.3 No Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, stockholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.

12.4 No Personal Liability of Directors, Officers, Owners, Etc. No director, officer, employee, incorporator, stockholder, managing member, member, general partner, limited partner, principal or other agent of any of the parties shall have any liability for any obligations of such party under this Agreement or for any claim based on, in respect of or by reason of the respective obligations of such party under this Agreement. Each party hereby waives and releases all such liability. This waiver and release is a material inducement to each party’s entry into this Agreement.

12.5 Entire Agreement. This Agreement and the other Transaction Documents, including the Notes, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. For the avoidance of doubt, nothing in this Agreement shall limit, prejudice or supersede any rights or protections of the Investor under the Convertible Note Purchase Agreement dated October 31, 2025, the Indenture or any other Transaction Document, all of which shall remain in full force and effect in accordance with their terms.

12.6 Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be mailed by reliable overnight delivery service or delivered by hand or messenger, addressed as set forth in Schedule 2, or in any such case to such other address, as either party may, from time to time, designate in a written notice given in a like manner. Notices shall be deemed given when actually delivered by overnight delivery service, hand or messenger.

12.7 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by Law or otherwise afforded to any holder, shall be cumulative and not alternative.

12.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Investor or, in the case of a waiver, by the party against whom the waiver is to be effective. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities and the Company.

12.9 Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

12.10 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

TH INTERNATIONAL LIMITED

By:
Name:
Title:

[Signature page to Convertible Note Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

Tim Hortons Restaurants International GmbH

By:
Name:
Title:

[Signature page to Convertible Note Purchase Agreement]

Exhibit A

Form of the Amendment to the Special Voting Share Certificate of Designation

Exhibit B

Form of New Registration Rights Agreement

Exhibit C

Form of Compliance Certificate

Exhibit D

Form of Calculation Certificate

Schedule 1

[Reserved]

Schedule 2

Addresses for Notice

if to the Company:

TH International Limited

2501 Central Plaza

227 Huangpi North Road Shanghai

People’s Republic of China 200003

Attn: Albert Li

E-mail: [****]

with a copy (which shall not constitute notice) to:

Han Kun Law Offices LLP

Rooms 4301-10, 43/F, Gloucester Tower, The Landmark

15 Queen’s Road Central, Hong Kong SAR, PRC

Attn: Liang Tao

E-mail: [****]

if to THRI:

Inseliquai 12A, Luzern, Switzerland 6005

Attention: Gordon Tam, Vice President, APAC

E-mail: [****]

Schedule 3

Form of List of Assigned Receivables